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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 19, 1998

                                                     REGISTRATION NO. 333- 22949

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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                         POST-EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM SB-2

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                            U.S. PLASTIC LUMBER CORP.
           (Name of small business issuer as specified in its charter)

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
               NEVADA                                  3080                                87-0404343
               ------                                  ----                                ----------
   (State or other jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
   incorporation or organization)            Classification Code Number)                Identification No.)
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                            U.S. PLASTIC LUMBER CORP.
                        2300 W. Glades Road, Suite 440 W
                              Boca Raton, FL 33431
                                 (561) 394-3511
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                            BRUCE C. ROSETTO, ESQUIRE
                            U.S. PLASTIC LUMBER CORP.
                               2300 W. Glades Road
                                   Suite 440 W
                              Boca Raton, FL 33431
                                 (561) 394-3511

           (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   Copies to:
                            JANE K. STORERO, ESQUIRE
                       BLANK ROME COMISKY & MCCAULEY LLP
                                One Logan Square
                        Philadelphia, Pennsylvania 19103
                                 (215) 569-5500

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective registration statement filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective registration statement filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


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         If delivery of the prospectus is expected to be made pursuant to Rule
434 please check the following box. / /

         THE REGISTRANT HEREBY REQUESTS THAT THIS POST-EFFECTIVE AMENDMENT NO. 1 BECOME EFFECTIVE AS SOON AS PRACTICABLE PURSUANT TO SECTION 8(C) OF THE SECURITIES ACT OF 1933.

         On, March 7, 1997, U.S. Plastic Lumber Corp., a Nevada corporation (the "Company"), filed Registration Statement No. 333-22949 on Form SB-2, which was later amended on August 26, 1997, January 9, 1998, and February 11, 1998 (the "Registration Statement") to register 950,000 shares of common stock, $.001 par value per share, of the Company (the "Common Stock") to be issued in connection with the exercise of the Company's outstanding Series A Common Stock Purchase Warrants (the "Series A Warrants"). Each Series A Warrant represents the right to purchase one share of Common Stock.

         On February 13, 1998, the Registration Statement became effective.

         Pursuant to the terms of the Series A Warrants, such warrants were exercisable from the effective date of the Registration Statement until June 30, 1998. The Series A Warrants can be redeemed by the Company for $.01 per warrant upon 30 days notice at any time after the effective date of the Registration Statement if the closing bid price of the Company's Common Stock equals or exceeds $4.00 per share for 20 consecutive trading days. If the Company elects to redeem the Series A Warrants, holders of such warrants would have 30 days to exercise such warrants after which any remaining warrant holders would be required to accept the nominal redemption price.

         On March 6, 1998, the Company notified holders of the Series A Warrants of its intention to redeem the warrants as the Company's stock price exceeded $4.00 for 20 consecutive trading days. Such redemption was to take place no later than April 6, 1998, to the extent warrant holders did not exercise their warrants prior to such time. As of April 30, 1998, Series A Warrants representing 916,477 shares of Common Stock were exercised by the warrant holders and shares of Common Stock issued to the warrant holders. As of such date, Series A Warrants to purchase 33,523 shares of Common Stock remain unexercised.

         Accordingly, the Company hereby deregisters a total of 33,523 shares of Common Stock.


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                                   SIGNATURES

         IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE IT MEETS ALL OF THE REQUIREMENTS OF FILING ON FORM SB-2 AND AUTHORIZES THIS POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, IN THE CITY OF BOCA RATON IN THE STATE OF FLORIDA, ON
May 19, 1998.

                                          U.S. PLASTIC LUMBER CORP.



                                          By: /s/ Mark S. Alsentzer
                                          --------------------------------------
                                          MARK S. ALSENTZER, CHAIRMAN, PRESIDENT
                                          CHIEF EXECUTIVE OFFICER, AND DIRECTOR

IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT WAS SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

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
SIGNATURE                                         CAPACITY DATE                                       DATE
---------                                         -------------                                       ----




/S/ Mark S. Alsentzer                             CHAIRMAN, PRESIDENT,
--------------------------------                  CHIEF EXECUTIVE OFFICER,
Mark S. Alsentzer                                 PRESIDENT AND DIRECTOR
                                                  (PRINCIPAL EXECUTIVE OFFICER)

/s/ Michael D. Schmidt                            TREASURER AND
--------------------------------                  CHIEF FINANCIAL OFFICER
Michael D. Schmidt                                (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)



/s/ Lester E. Moody                               DIRECTOR
--------------------------------
Lester E. Moody



/s/ James J. Blosser                              DIRECTOR
--------------------------------
James J. Blosser



/s/ Roger Zitrin                                  DIRECTOR
--------------------------------
Roger Zitrin



/s/ August C. Schultes, III                       DIRECTOR
--------------------------------
August C. Schultes, III



/s/ Gary J. Ziegler                               DIRECTOR
--------------------------------
Gary J. Zeigler

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